Exhibit (a)(1)(K)
SUPPLEMENT TO ELECTION OF ELIGIBLE OPTIONS
SMART MODULAR TECHNOLOGIES (WWH), INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
THE OFFER EXPIRES AT 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2009,
UNLESS THE OFFER IS EXTENDED
     If you have submitted an Election Form, or are submitting an Election Form with this Supplement to Election of Eligible Options Form (the “Supplement to Election”), and wish to condition your tender of Eligible Options such that any Eligible Option with an exercise price lower than the closing price per share of the Company’s ordinary shares on the day the Offer expires shall not be tendered, please sign and date this Supplement to Election and return it as instructed below. For the avoidance of doubt, you understand that by signing this Supplement to Election and returning it as instructed below, you acknowledge and agree that any election to exchange Eligible Options with an exercise price lower than the closing price of the Company’s ordinary shares on the day this Offer expires will be deemed to have been revoked.
     Before signing this Supplement to Election, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”); (2) the e-mail from Iain MacKenzie, dated August 27, 2009; (3) the Summary of the Option Exchange Program; (4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (5) the Election Form; (6) this Supplement to Election; and (7) the Agreement to Terms of Election before completing and signing this Supplement to Election. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible options the opportunity to exchange these options for new options as set forth in the Offer to Exchange. This Offer expires at 5:00 p.m., Pacific Time, on September 25, 2009, unless extended.
     FOR THIS SUPPLEMENT TO ELECTION TO BE EFFECTIVE, YOU MUST SIGN, DATE AND DELIVER THIS COMPLETED SUPPLEMENT TO ELECTION TO KIMBERLEY MCKINNEY VIA HAND DELIVERY, FACSIMILE AT (510) 624-8245, OR E-MAIL AT OPTION.EXCHANGE@SMARTM.COM BY 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2009 (UNLESS EXTENDED), IN ACCORDANCE WITH THE INSTRUCTIONS.
     This Supplement to Election shall be deemed to supplement, but not revoke, any Election Form that you have previously submitted or are submitting at the same time as this Supplement to Election.
     Your signature and submission of this Supplement to Election indicates that you have read and agreed to the Agreement to Terms of Election provided to you.

Signature:	Date:

Please note that you may change part or all of your prior election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 5:00 p.m., Pacific Time, on September 25, 2009, unless the Company extends the Offer. The last valid Election Form in place prior to the expiration of the Offer shall control.